CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Financial Highlights", "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A No. 333-62270) under the Securities Act of 1933 and related Prospectus and Statement of Additional Information of the Henderson Global Funds (comprising the Henderson Global Real Estate Equities Fund, and the Henderson International Equity Fund) and to the incorporation by reference therein of our report dated February 16, 2009 with respect to the financial statements of the Henderson Global Funds included in its Annual Report for the period ended December 31, 2008, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP
Chicago, Illinois
April 28, 2009